Exhibit 99

PFIZER REPORTS FIRST-QUARTER 2017 RESULTS

▪
First-Quarter 2017 Revenues of $12.8 Billion, Reflecting 1% Operational Decline, Unfavorably Impacted by One Less U.S. Selling Day and Two Fewer International Selling Days Compared to the Prior-Year Quarter

▪	First-Quarter 2017 Reported Diluted EPS(1) of $0.51, Adjusted Diluted EPS(2) of $0.69

▪	Reaffirmed 2017 Financial Guidance
NEW YORK, NY, Tuesday, May 2, 2017 – Pfizer Inc. (NYSE: PFE) reported financial results for first-quarter 2017 and reaffirmed its 2017 financial guidance.
On June 24, 2016, Pfizer acquired Anacor Pharmaceuticals, Inc. (Anacor). Therefore, financial results for first-quarter 2017 reflect three months of legacy Anacor operations, which were immaterial.
On September 28, 2016, Pfizer acquired Medivation, Inc. (Medivation). Therefore, financial results for first-quarter 2017 reflect three months of legacy Medivation operations.
On February 3, 2017, Pfizer completed the sale of its global infusion therapy net assets, Hospira Infusion Systems (HIS). Therefore, financial results for first-quarter 2017 reflect approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations, while financial results for first-quarter 2016 reflect three months of legacy HIS global operations.(3)
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange.(4) Results for the first quarter of 2017 and 2016 are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	First-Quarter
	2017	2016	Change
Revenues	$ 12,779	$ 13,005	(2%)
Reported Net Income(1)	3,121	3,038	3%
Reported Diluted EPS(1)	0.51	0.49	6%
Adjusted Income(2)	4,192	4,177	—
Adjusted Diluted EPS(2)	0.69	0.67	3%

REVENUES

($ in millions)	First-Quarter
	2017	2016	% Change
			Total	Oper.
Innovative Health	7,415	7,033	5%	6%
Essential Health	5,364	5,972	(10%)	(9%)
Total Company	$ 12,779	$ 13,005	(2%)	(1%)

Excluding HIS revenues from all periods:
Total Company	$ 12,682	$ 12,702	—	1%
Essential Health	5,267	5,668	(7%)	(6%)

2017 FINANCIAL GUIDANCE(5)
Pfizer’s reaffirmed 2017 financial guidance is presented below:

Revenues	$52.0 to $54.0 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	20.0% to 21.0%
Adjusted SI&A Expenses(2)	$13.7 to $14.7 billion
Adjusted R&D Expenses(2)	$7.5 to $8.0 billion
Adjusted Other (Income)/Deductions(2)	Approximately $100 million of deductions
Effective Tax Rate on Adjusted Income(2)	Approximately 23.0%
Adjusted Diluted EPS(2)	$2.50 to $2.60

CAPITAL ALLOCATION

▪	During first-quarter 2017, Pfizer returned $6.9 billion directly to shareholders, through a combination of:

–	a $1.9 billion dividend payment, or $0.32 per share of common stock; and

–	a $5.0 billion accelerated share repurchase agreement executed in February 2017.

▪	As of May 2, 2017, Pfizer’s remaining share repurchase authorization was approximately $6.4 billion.
EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “I was pleased with our first-quarter 2017 financial performance, which was in line with our expectations, and it reinforces our confidence in the business going forward. I believe each of our businesses is well positioned within their individual markets with strong portfolios, highly skilled and accomplished leadership and focused strategies. Innovative Health’s core franchises -- Prevnar 13, Lyrica, Ibrance, Eliquis, Xeljanz and Xtandi -- have strong leadership positions in their respective therapeutic categories and are complemented by new product launches, including Eucrisa and Bavencio, as well as meaningful pipeline progress. Essential Health’s growth opportunities -- Sterile Injectables, Biosimilars and Emerging Markets -- continue to perform in line with our expectations while we refine the business and position it for potential sustainable revenue growth.
“Finally, we will continue to allocate our capital to initiatives that we believe will maximize value creation,” Mr. Read concluded.
Frank D’Amelio, Executive Vice President, Business Operations and Chief Financial Officer, stated, “Today we are reaffirming our 2017 financial guidance, reflecting our performance to date as well as our confidence in the business going forward. Excluding the negative impacts of the divestiture of HIS and foreign exchange, the midpoints of our 2017 revenue and Adjusted diluted EPS(2) guidance ranges reflect 4% and 10% operational growth, respectively.”
QUARTERLY FINANCIAL HIGHLIGHTS (First-Quarter 2017 vs. First-Quarter 2016)
First-quarter 2017 revenues totaled $12.8 billion, a decline of $226 million, or 2% compared to the prior-year quarter, reflecting an operational decline of $110 million, or 1%, and the unfavorable impact of foreign exchange of $116 million, or 1%.
Excluding the revenues for HIS in both periods and the unfavorable impact of foreign exchange, first-quarter 2017 revenues increased by $97 million, or 1%. First-quarter 2017 revenues excluding the net impact of acquisitions and divestitures completed in 2016 and 2017 were flat operationally compared to first-quarter 2016.
Of note, there was one less selling day in the U.S. and two fewer selling days in international markets during first-quarter 2017 compared to first-quarter 2016, resulting in a negative impact on first-quarter 2017 revenues of approximately $300 million compared to the prior-year quarter. Full-year 2017 will have one less U.S. selling day and one less international selling day compared to full-year 2016.
Innovative Health Highlights

▪
IH revenues increased 6% operationally in first-quarter 2017, driven by continued growth from key brands including Ibrance and Eliquis globally, the addition of Xtandi revenues in the U.S. resulting from the September 2016 acquisition of Medivation, as well as Lyrica and Xeljanz, both primarily in the U.S. Global Ibrance revenue increased 59% operationally while global operational revenue growth for Eliquis and Xeljanz was 52% and 27%, respectively.

▪
Global Prevnar 13/Prevenar 13 revenues declined 7% operationally. In the U.S., Prevnar 13 revenues decreased 9% primarily due to the continued decline in revenues for the Adult indication due to a smaller remaining “catch up” opportunity compared to the prior-year quarter, partially offset by the favorable impact from the timing of government purchases for the pediatric indication. Prevenar 13 revenues in international markets decreased 4% operationally, primarily due to the unfavorable timing of government purchases in certain emerging markets for the pediatric indication, partially offset by modest growth of the Adult indication in certain developed Europe markets.

▪
First-quarter 2017 operational growth was also negatively impacted by lower revenues for Enbrel in most developed Europe markets, primarily due to continued biosimilar competition, as well as by Viagra in the U.S. primarily due to lower market demand.

Essential Health Highlights

▪
First-quarter 2017 EH revenues declined 9% operationally, primarily resulting from a 23% operational decline from Peri-LOE Products, including Pristiq in the U.S., which lost marketing exclusivity in the U.S. in March 2017, Lyrica in most developed Europe markets and Zyvox in developed Europe and in the U.S., a 68% decline in HIS revenues, reflecting its February 3, 2017 divestiture, and a 5% operational decline from Legacy Established Products (LEP). These declines were partially offset by 3% operational growth from the Sterile Injectable Pharmaceuticals (SIP) portfolio and 62% operational growth from Biosimilars, primarily driven by Inflectra in certain developed Europe markets and in the U.S. EH revenues excluding the performance of HIS in both periods declined 6% operationally.

▪
Developed markets revenues declined 14% operationally, negatively impacted by a 34% operational decline from Peri-LOE Products, a 72% operational decline in HIS revenues and a 9% operational decline from the LEP portfolio, partially offset by 62% operational growth from Biosimilars. Excluding the performance of HIS in both periods, EH revenues in developed markets declined 10% operationally.

▪
Revenues in emerging markets grew 5% operationally, primarily driven by 21% operational growth from the SIP portfolio. Excluding the performance of HIS in both periods, EH revenues in emerging markets grew 6% operationally.

GAAP Reported(1) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(1)

($ in millions) (Favorable)/Unfavorable	First-Quarter
	2017	2016	% Change
			Total	Oper.
Cost of Sales(1)	$ 2,470	$ 2,851	(13%)	(12%)
Percent of Revenues	19.3%	21.9%	N/A	N/A
SI&A Expenses(1)	3,308	3,385	(2%)	(2%)
R&D Expenses(1)	1,708	1,731	(1%)	(1%)
Total	$ 7,486	$ 7,967	(6%)	(5%)

Other (Income)/Deductions––net(1)	($1)	$ 330	*	*
Effective Tax Rate on Reported Income(1)	20.8%	14.4%

* Indicates calculation not meaningful.
Adjusted(2) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	First-Quarter
	2017	2016	% Change
			Total	Oper.
Adjusted Cost of Sales(2)	$ 2,434	$ 2,565	(5%)	(4%)
Percent of Revenues	19.1%	19.7%	N/A	N/A
Adjusted SI&A Expenses(2)	3,288	3,368	(2%)	(2%)
Adjusted R&D Expenses(2)	1,705	1,723	(1%)	—
Total	$ 7,428	$ 7,656	(3%)	(2%)

Adjusted Other (Income)/Deductions––net(2)	($88)	($149)	(41%)	(63%)
Effective Tax Rate on Adjusted Income(2)	22.3%	23.4%

The diluted weighted-average shares outstanding used to calculate Reported(1) and Adjusted(2) diluted EPS declined by 133 million shares compared to the prior-year quarter due to Pfizer’s share repurchase program, reflecting the impact of a $5 billion accelerated share repurchase agreement executed in March 2016 and completed in June 2016 and another $5 billion accelerated share repurchase agreement executed in February 2017.
A full reconciliation of Reported(1) to Adjusted(2) financial measures and associated footnotes can be found starting on page 18 of this press release.

RECENT NOTABLE DEVELOPMENTS (Since January 31, 2017)
Product Developments

▪	Bavencio (avelumab)

–
In March 2017, EMD Serono Inc. (EMD Serono), the biopharmaceutical business of Merck KGaA, Darmstadt, Germany, in the U.S. and Canada, and Pfizer announced that the U.S. Food and Drug Administration (FDA) approved Bavencio Injection 20 mg/mL, for intravenous use, for the treatment of adults and pediatric patients 12 years and older with metastatic Merkel cell carcinoma (mMCC). This indication is approved under accelerated approval based on tumor response and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials. Bavencio, a human anti-PD-L1 antibody, is the first FDA-approved therapy for patients with mMCC, a rare and aggressive skin cancer.

–
In February 2017, EMD Serono and Pfizer announced that the FDA accepted for Priority Review EMD Serono’s Biologics License Application (BLA) for avelumab as a treatment for patients with locally advanced or metastatic urothelial carcinoma with disease progression on or after platinum-based therapy. The FDA has set a Prescription Drug User Fee Act (PDUFA) target action date of August 27, 2017 for avelumab in this indication.

▪
Eliquis (apixaban) -- In March 2017, Bristol-Myers Squibb Company and Pfizer announced findings from a real-world data analysis of the U.S. Medicare database comparing the risk of stroke or systemic embolism and rate of major bleeding among patients with non-valvular atrial fibrillation who were treated with direct oral anticoagulants versus warfarin. In the analysis, titled Effectiveness and Safety of Apixaban, Dabigatran, and Rivaroxaban Compared to Warfarin among Non-Valvular Atrial Fibrillation Patients in the U.S. Medicare Population, Eliquis was associated with a significantly lower risk of stroke or systemic embolism and lower rate of major bleeding compared to warfarin. These data, which supplement results from randomized trials, were presented at the American College of Cardiology’s 66th Annual Scientific Session.

▪
Ibrance (palbociclib) -- In March 2017, Pfizer announced that the FDA approved a supplemental New Drug Application for Ibrance, based on the results from the confirmatory Phase 3 trial, PALOMA-2. The FDA action converts the accelerated approval of Ibrance to regular approval and broadens the range of anti-hormonal therapy that may be administered with Ibrance. Ibrance now is indicated in combination with an aromatase inhibitor, expanding on its earlier indication in combination with letrozole, as initial endocrine based therapy for postmenopausal women with hormone receptor-positive, human epidermal growth factor receptor 2-negative advanced or metastatic breast cancer.

▪
Inflectra (infliximab-dyyb) -- In February 2017, Pfizer and Celltrion Healthcare announced that data presented at the 12th Congress of the European Crohn’s and Colitis Organisation showed that for patients with moderate-to-severe Crohn’s disease (CD), treatment with Inflectra has similar efficacy and safety to treatment with Remicade®(6), its reference product. The randomized 54-week clinical trial in 214 patients met its primary endpoint demonstrating that, at six weeks, Inflectra was similar to Remicade®(6) in the treatment of CD thereby meeting the criterion for non-inferiority. Further results on the longer-term safety and efficacy of Inflectra from this ongoing 54-week study in CD are expected later this year. The study is also examining the treatment response and safety profile in patients when switched from Remicade®(6) to Inflectra, and from Inflectra to Remicade®(6).

▪
Trumenba (Meningococcal Serogroup B Bivalent Recombinant Lipoprotein vaccine) -- In March 2017, Pfizer announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has adopted a positive opinion recommending that Trumenba be granted marketing authorization in the European Union (EU) for active immunization of individuals 10 years and older to prevent invasive meningococcal disease caused by Neisseria meningitidis serogroup B. The CHMP’s opinion will now be reviewed by the European Commission (EC), which has the authority to approve medicines for the EU.

▪	Xeljanz (tofacitinib)

–
In March 2017, Pfizer announced that the EC approved Xeljanz 5 mg twice daily (BID) oral tablets in combination with methotrexate (MTX) for the treatment of moderate to severe active rheumatoid arthritis (RA) in adult patients who have responded inadequately to, or who are intolerant to one or more disease-modifying antirheumatic drugs (DMARDs). Xeljanz can be given as monotherapy in case of intolerance to MTX or when treatment with MTX is inappropriate.

–
In March 2017, Pfizer announced that the Chinese Food and Drug Administration approved Xeljanz 5 mg BID in China for the treatment of adult patients with moderately to severely active RA who have had an inadequate response or intolerance to MTX. Xeljanz may be used in combination with MTX or other non-biologic DMARDs.

–
In February 2017, Pfizer announced top-line results from ORAL Strategy, a Phase 3B/4 study of Xeljanz 5 mg BID in the treatment of moderate to severe RA. ORAL Strategy is the first trial to compare a JAK inhibitor as monotherapy or in combination with MTX versus adalimumab (Humira®(7)) plus MTX in MTX inadequate responders using ACR50 at Month 6 as the primary endpoint. There were three comparisons, which found:

•	Xeljanz 5 mg plus MTX met its primary endpoint in demonstrating non-inferiority versus Humira®(7) plus MTX; and

•	Xeljanz 5 mg monotherapy did not meet its primary endpoint of non-inferiority versus Humira®(7) plus MTX or versus Xeljanz plus MTX.
The safety findings were consistent with the known adverse events and serious adverse events profile for Xeljanz.

▪	Zavicefta (ceftazidime-avibactam)

–
In April 2017, Pfizer presented positive results of the REPROVE study (randomized, multi-center study of ceftazidime-avibactam versus meropenem in adults with nosocomial pneumonia including ventilator associated pneumonia) that showed that patients diagnosed with hospital-acquired pneumonia, treated with Zavicefta, a novel combination antibiotic for the treatment of certain known or suspected Gram-negative bacterial infections, or Meropenem (meropenem for injection), a broad spectrum carbapenem antibiotic currently considered the standard of care, experienced comparable rates of clinical cure at test-of-cure 21-25 days after randomization. Clinical cure was the primary endpoint of the study and defined as a complete resolution of all signs and symptoms of infection. In addition, patients treated with Zavicefta and Meropenem experienced comparable rates of tolerability consistent with the known profile of ceftazidime alone. In December 2016, Pfizer completed the acquisition of the development and commercialization rights to AstraZeneca’s small molecule anti-infective business, primarily outside the U.S., including the commercialization and development rights to Zavicefta outside North America.

–	In March 2017, Pfizer announced that Zavicefta is now available in the U.K. and Germany. Pfizer expects to launch Zavicefta in additional markets outside the U.S. throughout 2017 and 2018.
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at http://www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪
Ertugliflozin (PF-04971729) -- In March 2017, Merck, known as MSD outside the U.S. and Canada, and Pfizer, announced that the FDA has accepted for review three New Drug Applications (NDAs) for medicines containing ertugliflozin, an investigational SGLT2 inhibitor in development to help improve glycemic control in adults with type 2 diabetes: one for monotherapy, one for the fixed-dose combination of ertugliflozin and Januvia®(8) (sitagliptin), and one for the fixed-dose combination of ertugliflozin and metformin. The PDUFA action date from the FDA is in December 2017 for the three NDAs. Additionally, in February 2017, the EMA validated for review three Marketing Authorization Applications for ertugliflozin monotherapy and the two fixed-dose combination products.

▪	Inotuzumab Ozogamicin

–
In April 2017, Pfizer announced that the CHMP of the EMA adopted a positive opinion recommending approval of Besponsa (inotuzumab ozogamicin) in the EU as monotherapy for the treatment of adults with relapsed or refractory CD22-positive B-cell precursor Philadelphia chromosome negative (Ph-) acute lymphoblastic leukemia (ALL) and Philadelphia chromosome positive (Ph+) ALL, who have previously failed treatment with at least one tyrosine kinase inhibitor. The CHMP’s opinion will now be reviewed by the EC. If approved, Besponsa will be the first antibody drug conjugate available for patients with this type of leukemia.

–
In February 2017, Pfizer announced that a BLA for inotuzumab ozogamicin was accepted for filing and granted Priority Review by the FDA. Inotuzumab ozogamicin is being evaluated for the treatment of adult patients with relapsed or refractory B-cell precursor ALL. The PDUFA goal date for a decision by the FDA is in August 2017.

▪
Lorlatinib (PF-06463922) -- Pfizer announced in April 2017 that its investigational next-generation anaplastic lymphoma kinase (ALK)/ROS1 tyrosine kinase inhibitor, lorlatinib, was granted Breakthrough Therapy designation from the FDA for the treatment of patients with ALK-positive metastatic non-small cell lung cancer (NSCLC), previously treated with one or more ALK inhibitors. The Breakthrough Therapy designation is supported by the efficacy and safety data of an ongoing Phase 1/2 clinical trial of lorlatinib, which includes patients with ALK-positive NSCLC who were previously treated with one or more ALK inhibitors.

▪
PF-06425090 (Clostridium difficile (C. difficile) vaccine candidate) -- In March 2017, Pfizer initiated a randomized, placebo-controlled, observer-blinded Phase 3 study to evaluate the efficacy, safety and tolerability of its investigational C. difficile vaccine in adults aged 50 and over, who are at risk of developing C. difficile infection (CDI). The CLOVER (Clostridium difficile Vaccine Efficacy Trial) study will assess whether PF-06425090 prevents CDI, and whether it is safe and well tolerated. Each patient will receive three doses of PF-06425090 or placebo and be followed for up to three years after vaccination. The trial is expected to enroll nearly 16,000 patients.

Corporate Developments

▪
In February 2017, Pfizer announced that it entered into an accelerated share repurchase agreement with Citibank N.A. (Citibank) to repurchase $5 billion of Pfizer’s common stock. Pursuant to the terms of the agreement, on February 6, 2017, Pfizer paid $5 billion to Citibank and received an initial delivery of approximately 126 million shares of Pfizer common stock from Citibank. At settlement of the agreement, which is expected to occur during or prior to the third quarter of 2017, Citibank may be required to deliver additional shares of common stock to Pfizer, or, under certain circumstances, Pfizer may be required to deliver shares of its common stock or may elect to make a cash payment to Citibank, with the number of shares to be delivered or the amount of such payment based on the volume-weighted average price of Pfizer’s common stock during the term of the transaction.

▪
In February 2017, Pfizer completed the sale of HIS to ICU Medical, Inc. (ICU Medical) for up to approximately $900 million, composed of cash and contingent cash consideration, ICU Medical common stock and seller financing.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2016 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of the company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the first quarter of 2017 and 2016. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s first-quarter for U.S. subsidiaries reflects the three months ending on April 2, 2017 and April 3, 2016 while Pfizer’s first-quarter for subsidiaries operating outside the U.S. reflects the three months ending on February 26, 2017 and February 28, 2016.

(4)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances provides useful information to evaluate the results of its business.

(5)	The 2017 financial guidance reflects the following:

▪
Pfizer does not provide guidance for GAAP Reported financial measures (other than Revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

▪	Does not assume the completion of any business development transactions not completed as of April 2, 2017, including any one-time upfront payments associated with such transactions.

▪	Exchange rates assumed are a blend of the actual exchange rates in effect through first-quarter 2017 and mid-April 2017 exchange rates for the remainder of the year.

▪
Reflects an anticipated negative revenue impact of $2.4 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.

▪
Reflects the anticipated negative impact of $0.5 billion on revenues and $0.03 on Adjusted diluted EPS(2) as a result of unfavorable changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2016.

▪
Guidance for Adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of between 6.0 to 6.1 billion shares, which reflects the impact of the $5 billion accelerated share repurchase agreement executed in February 2017.

(6)	Remicade® is a registered U.S. trademark of Janssen Biotech, Inc.

(7)	Humira® is a registered U.S. trademark of Abbvie Biotechnology Ltd.

(8)	Januvia® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	First-Quarter		% Incr. /
	2017	2016	(Decr.)
Revenues(2)	$12,779	$13,005	(2)
Costs and expenses:
Cost of sales(3), (4)	2,470	2,851	(13)
Selling, informational and administrative expenses(3), (4)	3,308	3,385	(2)
Research and development expenses(3), (4)	1,708	1,731	(1)
Amortization of intangible assets(4)	1,186	1,006	18
Restructuring charges and certain acquisition-related costs(5)	157	141	11
Other (income)/deductions––net(6)	(1)	330	*

Income from continuing operations before provision for taxes on income	3,951	3,561	11
Provision for taxes on income(7), (8)	821	513	60
Income from continuing operations(8)	3,130	3,048	3
Discontinued operations––net of tax	—	—	—
Net income before allocation to noncontrolling interests(8)	3,130	3,048	3
Less: Net income attributable to noncontrolling interests	9	9	(8)
Net income attributable to Pfizer Inc.(8)	$3,121	$3,038	3

Earnings per common share––basic(8):
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.52	$0.49	6
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.52	$0.49	6

Earnings per common share––diluted(8):
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.51	$0.49	6
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.51	$0.49	6
Weighted-average shares used to calculate earnings per common share:
Basic	6,006	6,150
Diluted(8)	6,092	6,225

*	Calculation not meaningful or greater than 100%.
See end of tables for notes (1) through (8).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three months ended April 2, 2017 and April 3, 2016. Subsidiaries operating outside the U.S. are included for the three months ended February 26, 2017 and February 28, 2016.

The financial results for the three months ended April 2, 2017 are not necessarily indicative of the results that ultimately could be achieved for the full year.
On February 3, 2017, we completed the sale of our global infusion therapy net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH's operating results through February 2, 2017 and, therefore, financial results for first-quarter 2017 reflect approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations, while financial results for first-quarter 2016 reflect three months of legacy HIS global operations.
The financial results of AstraZeneca's small molecule anti-infectives business, which is primarily outside the U.S., are included in our consolidated financial statements commencing from the acquisition date of December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations. Therefore, in accordance with our international reporting period, our consolidated statement of income for first-quarter 2017 reflects approximately two months of legacy AstraZeneca small molecule anti-infectives business international operations, which were immaterial.
The financial results of Medivation, Inc. (Medivation) and Anacor Pharmaceuticals, Inc. (Anacor) are included in our consolidated financial statements commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, our first-quarter 2016 results of operations do not include financial results from Medivation or Anacor. First-quarter 2017 financial results for Anacor were immaterial.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)
Revenues for first-quarter 2017 were unfavorably impacted by approximately $300 million as a result of one less selling day in the U.S. and two fewer selling days in international markets during first-quarter 2017, compared to first-quarter 2016.

(3)	Exclusive of amortization of intangible assets, except as discussed in footnote (4) below.

(4)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(5)
Included in Restructuring charges and certain acquisition-related costs in the first quarter of 2017 are (i) restructuring charges of $45 million for employee termination costs, exit costs and asset impairments, which are largely associated with cost-reduction and productivity initiatives not associated with acquisitions, as well as our acquisitions of Medivation and Anacor; (ii) transaction costs, such as banking, legal, accounting and other similar services, of $12 million, virtually all of which are directly related to our acquisition of Medivation; and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes, of $101 million, primarily related to our acquisition of Hospira.

Included in Restructuring charges and certain acquisition-related costs in the first quarter of 2016 are (i) restructuring charges of $30 million for employee termination costs and asset impairments, which are largely associated with cost-reduction and productivity initiatives not associated with acquisitions; (ii) transaction costs, such as banking, legal, accounting and other similar services, of $24 million, most of which are directly related to our terminated transaction with Allergan plc; and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes, of $87 million, primarily related to our acquisition of Hospira.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(6)	Other (income)/deductions––net includes the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2017	2016
Interest income(a)	$(81)	$(113)
Interest expense(a)	309	306
Net interest expense	228	193
Royalty-related income(b)	(86)	(187)
Certain legal matters, net(c)	8	274
Net gains on asset disposals(d)	(132)	(9)
Loss on sale of HIS net assets(e)	37	—
Certain asset impairments(f)	12	131
Business and legal entity alignment costs(g)	21	51
Other, net(h)	(90)	(122)
Other (income)/deductions––net	$(1)	$330

(a)
Interest income decreased in first-quarter 2017, primarily due to lower investment returns driven by a lower cash balance. Interest expense increased slightly in first-quarter 2017, primarily due to increased expense as a result of higher interest rates on interest rate swaps associated with fixed rate debt, mostly offset by the retirement of high-coupon debt and the issuance of new low-coupon debt.

(b)
Royalty-related income decreased in first-quarter 2017, primarily due to lower royalty income for Enbrel of $117 million, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period under the agreement expired on October 31, 2013), partially offset by the addition of Xtandi royalty-related income of $35 million.

(c)	In first-quarter 2016, primarily includes an accrual for a then unresolved legal matter and a settlement related to a patent matter.

(d)
In first-quarter 2017, primarily includes gains on sales of investments in equity and debt securities (approximately $54 million), a gain on sale of property (approximately $48 million) and gains on sales/out-licensing of product and compound rights (approximately $42 million). In first-quarter 2016, primarily includes gains on sales/out-licensing of product and compound rights (approximately $16 million).

(e)
In first-quarter 2017, represents an incremental charge to amounts previously recorded to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical, Inc. (ICU Medical).

(f)
In first-quarter 2016, primarily includes an impairment loss of $81 million related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. in China, and an impairment loss of $50 million related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A.

(g)
In first-quarter 2017 and 2016, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(h)	In first-quarter 2016, primarily includes, among other things, income of $116 million from resolution of a contract disagreement.

(7)
The increase in the effective tax rate for first-quarter 2017 compared to first-quarter 2016 was primarily due to (i) the non-recurrence of benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position, (ii) the non-recurrence of benefits associated with our Venezuela operations, (iii) a decrease in benefits associated with the resolution of certain tax positions pertaining to prior years with various foreign tax authorities and the expiration of certain statutes of limitations, as well as (iv) the tax impact on an incremental charge to amounts previously recorded to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical, partially offset by (v) the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business.

(8)
Amounts for the first quarter of 2016 have been revised from previously reported amounts to reflect the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, requiring: (i) excess tax benefits or deficiencies (including tax benefits of dividend equivalents) of share-based compensation to be recognized as a component of the Provision for taxes on income (the net tax benefit was $22 million in the first quarter of 2016) and

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(ii) in the diluted net earnings per share calculation, when applying the treasury stock method for shares that could be repurchased, the assumed proceeds no longer include the amount of excess tax benefit. For additional information, see Notes to Consolidated Financial Statements––Note 1B. Adoption of New Accounting Standards in Pfizer’s 2016 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	First-Quarter 2017
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$12,779	$—	$—	$—	$—	$12,779
Cost of sales(6), (7)	2,470	(7)	(3)	—	(26)	2,434
Selling, informational and administrative expenses(6), (7)	3,308	(6)	—	—	(14)	3,288
Research and development expenses(6), (7)	1,708	4	—	—	(7)	1,705
Amortization of intangible assets(7)	1,186	(1,151)	—	—	—	35
Restructuring charges and certain acquisition-related costs	157	—	(121)	—	(36)	—
Other (income)/deductions––net	(1)	(13)	—	—	(74)	(88)
Income from continuing operations before provision for taxes on income	3,951	1,172	124	—	157	5,404
Provision for taxes on income	821	340	43	—	(1)	1,204
Income from continuing operations	3,130	832	82	—	157	4,201
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc.	3,121	832	82	—	157	4,192
Earnings per common share attributable to Pfizer Inc.––diluted	0.51	0.14	0.01	—	0.03	0.69

	First-Quarter 2016
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,005	$—	$—	$—	$—	$13,005
Cost of sales(6), (7)	2,851	(200)	—	—	(87)	2,565
Selling, informational and administrative expenses(6), (7)	3,385	(1)	—	—	(15)	3,368
Research and development expenses(6), (7)	1,731	2	—	—	(10)	1,723
Amortization of intangible assets(7)	1,006	(975)	—	—	—	31
Restructuring charges and certain acquisition-related costs	141	—	(116)	—	(26)	—
Other (income)/deductions––net	330	20	—	—	(500)	(149)
Income from continuing operations before provision for taxes on income	3,561	1,153	116	—	638	5,468
Provision for taxes on income(8)	513	324	(99)	—	544	1,282
Income from continuing operations(8)	3,048	829	215	—	94	4,186
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc.(8)	3,038	829	215	—	94	4,177
Earnings per common share attributable to Pfizer Inc.––diluted(8)	0.49	0.13	0.03	—	0.02	0.67
See end of tables for notes (1) through (8).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three months ended April 2, 2017 and April 3, 2016. Subsidiaries operating outside the U.S. are included for the three months ended February 26, 2017 and February 28, 2016.

On February 3, 2017, we completed the sale of our global infusion therapy net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH's operating results through February 2, 2017 and, therefore, financial results for first-quarter 2017 reflect approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations, while financial results for first-quarter 2016 reflect three months of legacy HIS global operations.
The financial results of AstraZeneca's small molecule anti-infectives business, which is primarily outside the U.S., are included in our consolidated financial statements commencing from the acquisition date of December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations. Therefore, in accordance with our international reporting period, our consolidated statement of income for first-quarter 2017 reflects approximately two months of legacy AstraZeneca small molecule anti-infectives business international operations, which were immaterial.
The financial results of Medivation, Inc. (Medivation) and Anacor Pharmaceuticals, Inc. (Anacor) are included in our consolidated financial statements commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, our first-quarter 2016 results of operations do not include financial results from Medivation or Anacor. First-quarter 2017 financial results for Anacor were immaterial.

(3)	Acquisition-related costs include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2017	2016
Restructuring charges(a)	$9	$4
Transaction costs(a)	12	24
Integration costs(a)	101	87
Additional depreciation––asset restructuring(b)	3	—
Total acquisition-related costs––pre-tax	124	116
Income taxes(c)	(43)	99
Total acquisition-related costs––net of tax	$82	$215

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. In first-quarter 2017, restructuring charges primarily relate to our acquisitions of Medivation and Anacor. Transaction costs represent external costs for banking, legal, accounting and other similar services, virtually all of which in the first quarter of 2017 are directly related to our acquisition of Medivation. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In first-quarter 2017, integration costs primarily relate to our acquisition of Hospira. In first-quarter 2016, restructuring charges and integration costs primarily relate to our acquisition of Hospira, and transaction costs mostly represent external costs directly related to the terminated transaction with Allergan plc. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)	Included in Cost of sales. Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. First-quarter 2016 was unfavorably impacted by the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(4)	Certain significant items include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2017	2016
Restructuring charges(a)	$36	$26
Implementation costs and additional depreciation––asset restructuring(b)	42	111
Certain legal matters, net(c)	8	286
Loss on sale of HIS net assets(d)	37	—
Certain asset impairments(e)	—	131
Business and legal entity alignment costs(f)	21	51
Other(g)	13	34
Total certain significant items––pre-tax	157	638
Income taxes(h)	1	(544)
Total certain significant items––net of tax	$157	$94

(a)	Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Restructuring charges and certain acquisition-related costs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Cost of sales ($26 million), Selling, informational and administrative expenses ($9 million) and Research and development expenses ($7 million) for first-quarter 2017. Virtually all included in Cost of sales ($88 million), Selling, informational and administrative expenses ($12 million) and Research and development expenses ($10 million) for first-quarter 2016.

(c)	Included in Other (income)/deductions––net. In first-quarter 2016, includes an accrual for a then unresolved legal matter and a settlement related to a patent matter.

(d)
Included in Other (income)/deductions––net. In first-quarter 2017, represents an incremental charge to amounts previously recorded to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical, Inc. (ICU Medical).

(e)
Included in Other (income)/deductions––net. In first-quarter 2016, represents an impairment loss of $81 million related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. in China, and an impairment loss of $50 million related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A.

(f)
Included in Other (income)/deductions––net. In first-quarter 2017 and 2016, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(g)
For first-quarter 2017, included in Other (income)/deductions––net ($7 million) and Selling, informational and administrative expenses ($5 million). For first-quarter 2016, primarily all included in Other (income)/deductions––net.

(h)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. First-quarter 2017 was unfavorably impacted by the taxes on an incremental charge to amounts previously recorded to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical. First-quarter 2016 was favorably impacted by benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position, as well as benefits associated with our Venezuela operations.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the “Financial Review––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer's 2016 Financial Report, which was filed as Exhibit 13 to Pfizer's Annual Report on Form 10-K for the fiscal year ended December 31, 2016), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(8)
GAAP Reported and Non-GAAP Adjusted amounts for the first quarter of 2016 have been revised from previously reported amounts to reflect the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, requiring: (i) excess tax benefits or deficiencies (including tax benefits of dividend equivalents) of share-based compensation to be recognized as a component of the Provision for taxes on income (the net tax benefit was $22 million in the first quarter of 2016) and (ii) in the diluted net earnings per share calculation, when applying the treasury stock method for shares that could be repurchased, the assumed proceeds no longer include the amount of excess tax benefit. For additional information, see Notes to Consolidated Financial Statements––Note 1B. Adoption of New Accounting Standards in Pfizer’s 2016 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	First-Quarter 2017
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$7,415	$5,364	$—	$12,779	$—	$12,779
Cost of sales	849	1,450	136	2,434	36	2,470
% of revenue	11.4%	27.0%	*	19.1%	*	19.3%
Selling, informational and administrative expenses	1,514	708	1,066	3,288	20	3,308
Research and development expenses	523	252	930	1,705	3	1,708
Amortization of intangible assets	26	9	—	35	1,151	1,186
Restructuring charges and certain acquisition-related costs	—	—	—	—	157	157
Other (income)/deductions––net	(146)	(61)	119	(88)	87	(1)
Income/(loss) from continuing operations before provision for taxes on income	4,649	3,006	(2,251)	5,404	(1,453)	3,951

	First-Quarter 2016
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$7,033	$5,972	$—	$13,005	$—	$13,005
Cost of sales	894	1,453	217	2,565	287	2,851
% of revenue	12.7%	24.3%	*	19.7%	*	21.9%
Selling, informational and administrative expenses	1,686	737	946	3,368	16	3,385
Research and development expenses	562	276	885	1,723	8	1,731
Amortization of intangible assets	24	7	—	31	975	1,006
Restructuring charges and certain acquisition-related costs	—	—	—	—	141	141
Other (income)/deductions––net	(235)	(160)	246	(149)	480	330
Income/(loss) from continuing operations before provision for taxes on income	4,103	3,659	(2,294)	5,468	(1,907)	3,561
See end of tables for notes (1) through (5).
Amounts may not add due to rounding.

*	Calculation not meaningful or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). The expenses generally include only those costs directly attributable to the operating segment.

On February 3, 2017, we completed the sale of our global infusion therapy net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in EH's operating results through February 2, 2017 and, therefore, financial results for EH for first-quarter 2017 reflect approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations, while financial results for EH for first-quarter 2016 reflect three months of legacy HIS global operations.
The financial results of AstraZeneca's small molecule anti-infectives business, which is primarily outside the U.S., are included in EH's operating results in our consolidated statement of income, commencing from the acquisition date of December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations. Therefore, in accordance with our international reporting period, our results of operations and EH's operating results for first-quarter 2017 reflect approximately two months of legacy AstraZeneca small molecule anti-infectives business international operations, which were immaterial.
Medivation's and Anacor's commercial operations are included in IH's operating results in our consolidated statement of income, commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, our first-quarter 2016 results of operations do not include financial results from Medivation or Anacor. First-quarter 2017 financial results for Anacor were immaterial.

Some additional information about our business segments follows:
IH Segment	EH Segment
IH focuses on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare.
Key therapeutic areas include internal medicine, vaccines, oncology, inflammation & immunology, rare diseases and consumer healthcare.

EH includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars and, through February 2, 2017, HIS. EH also includes an R&D organization, as well as our contract manufacturing business.

Leading brands include:
- Prevnar 13
- Xeljanz
- Eliquis
- Lyrica (U.S., Japan and certain other markets)
- Enbrel (outside the U.S. and Canada)
- Viagra (U.S. and Canada)
- Ibrance
- Xtandi
- Several OTC consumer healthcare products (e.g., Advil and
  Centrum)
Leading brands include: - Lipitor - Premarin family - Norvasc - Lyrica (Europe, Russia, Turkey, Israel and Central Asia countries) - Celebrex - Pristiq - Several sterile injectable products
The first quarter of 2017 reflects the following, as compared to the first quarter of 2016:
Innovative Health Operating Segment

•
Cost of sales as a percentage of Revenues decreased 1.3 percentage points in the first quarter of 2017, compared to the same period in 2016, driven by a favorable change in product mix, including an increase in alliance revenue, which have no associated cost of sales. The decrease in Cost of sales of 5% in the first quarter of 2017, compared to the same period in 2016, was primarily driven by favorable product mix and favorable foreign exchange, partially offset by an increase in royalty expense.

•
The decrease in Selling, informational and administrative expenses of 10% in the first quarter of 2017, compared to the same period in 2016, was primarily driven by the non-recurrence of an allowance for doubtful trade accounts receivable, resulting from unfavorable developments with a distributor that was recorded in the first quarter of 2016, partially offset by additional investment across several of our key products.

•
The decrease in Research and development expenses of 7% in the first quarter of 2017, compared to the same period in 2016, primarily reflects the discontinuation of the global clinical development program for bococizumab in the fourth quarter of 2016, partially offset by increased costs associated with our oncology programs, including legacy Medivation operations.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

•
The unfavorable change in Other (income)/deductions––net in the first quarter of 2017, compared to the same period in 2016, primarily reflects a net decrease in royalty income, due to lower royalty income for Enbrel, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period under the agreement expired on October 31, 2013), partially offset by the addition of Xtandi royalty-related income.

Essential Health Operating Segment

•
Cost of sales as a percentage of Revenues increased 2.7 percentage points in the first quarter of 2017, compared to the same period in 2016, primarily due to cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy, charges related to a product recall that occurred in the first quarter of 2017 and the impact of product losses of exclusivity, partially offset by the inclusion of approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations in the first quarter of 2017, compared to the inclusion of three months of legacy HIS global operations in the first quarter of 2016. The slight decrease in Cost of sales in the first quarter of 2017, compared to the same period in 2016, primarily reflects the inclusion of approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations in the first quarter of 2017, compared to the inclusion of three months of legacy HIS global operations in the first quarter of 2016. Also contributing to the slight decrease in Cost of sales were the favorable impact of foreign exchange and a net decrease in royalty expense. These decreases were partially offset by cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy, and charges related to a product recall that occurred in the first quarter of 2017.

•
Selling, informational and administrative expenses decreased 4% in the first quarter of 2017, compared to the same period in 2016, primarily due to the inclusion of approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations in the first quarter of 2017, compared to the inclusion of three months of legacy HIS global operations in the first quarter of 2016.

•
Research and development expenses decreased 9% in the first quarter of 2017, compared to the same period in 2016, primarily due to the inclusion of approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations in the first quarter of 2017, compared to the inclusion of three months of legacy HIS global operations in the first quarter of 2016, and the close-out of certain post-marketing clinical trials.

•
The unfavorable change in Other (income)/deductions––net in the first quarter of 2017, compared to the same period in 2016, primarily reflects the non-recurrence of a resolution of a contract disagreement in the first quarter of 2016, partially offset by the favorable impact of foreign exchange.

(3)	Other comprises the costs included in our Adjusted income components(4) that are managed outside of our two operating segments and includes the following:

	First-Quarter 2017
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	(26)	162	136
Selling, informational and administrative expenses	—	(1)	1,061	6	1,066
Research and development expenses	526	181	220	5	930
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(18)	—	90	48	119
Loss from continuing operations before provision for taxes on income	$(508)	$(180)	$(1,344)	$(219)	$(2,251)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	First-Quarter 2016
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	40	177	217
Selling, informational and administrative expenses	—	—	927	18	946
Research and development expenses	528	154	197	6	885
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(14)	—	226	34	246
Loss from continuing operations before provision for taxes on income	$(514)	$(154)	$(1,390)	$(235)	$(2,294)

(a)
WRD––the R&D expenses managed by our WRD organization, which is generally responsible for research projects for our IH business until proof-of-concept is achieved and then for transitioning those projects to the IH segment via the GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including EH R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities. In connection with the formation of the GPD organization, effective in the second quarter of 2016, certain development-related functions transferred from WRD to GPD. See note (b) below for additional information.

(b)
GPD––the costs associated with our GPD organization, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios. GPD also provides technical support and other services to Pfizer R&D projects. In connection with the formation in early 2016 of the GPD organization, effective in the second quarter of 2016, certain development-related functions transferred from WRD and IH to GPD. We have reclassified approximately $78 million of costs from WRD and $76 million of costs from IH to GPD in the first quarter of 2016.

(c)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments. Effective in the first quarter of 2017, Corporate also includes the costs associated with our Pfizer Medical organization (Medical), previously reported as part of Other Business Activities. Medical is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations. We have reclassified approximately $27 million of costs from Other Business Activities to Corporate in the first quarter of 2016 to conform to current period presentation.

(d)
Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs (which include manufacturing variances associated with production).

For information purposes only, the following tables present reconciliations of our segment operating results to segment operating results including estimated Other costs generally associated with each segment. While we do not manage our segments or have performance goals under such an allocated manner, we believe that some investors may find this information useful in their analyses.
The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented. For information purposes only, for first-quarter 2017, we estimate that Other costs, as described above, for combined WRD and GPD costs of $688 million, and combined Corporate and Other Unallocated costs of $1.4 billion after excluding (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $240 million for first-quarter 2017 in Other (income)/deductions––net); and (ii) net income from investments and other assets not attributable to an operating segment included in Corporate (approximately $39 million for first-quarter 2017 in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	First-Quarter 2017
		Estimated Other Costs Associated with IH(b)
(MILLIONS OF DOLLARS)	Innovative Health Non-GAAP Adjusted(a),(c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Innovative Health with Estimated Other Costs Associated with Innovative Health Non-GAAP Adjusted(b),(c)
Revenues	$7,415	$—	$—	$7,415
Cost of sales	849	—	1	850
Selling, informational and administrative expenses	1,514	—	637	2,151
Research and development expenses	523	700	192	1,415
Amortization of intangible assets	26	—	—	26
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(146)	(18)	(38)	(203)
Income from continuing operations before provision for taxes on income	4,649	(681)	(792)	3,176

	First-Quarter 2017
		Estimated Other Costs Associated with EH(b)
(MILLIONS OF DOLLARS)	Essential Health Non-GAAP Adjusted(a),(c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Essential Health with Estimated Other Costs Associated with Essential Health Non-GAAP Adjusted(b),(c)
Revenues	$5,364	$—	$—	$5,364
Cost of sales	1,450	—	134	1,584
Selling, informational and administrative expenses	708	—	429	1,137
Research and development expenses	252	6	32	290
Amortization of intangible assets	9	—	—	9
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(61)	—	(25)	(86)
Income from continuing operations before provision for taxes on income	3,006	(6)	(570)	2,429

(a)
Amount represents the revenues and costs managed by each of our operating segments. The expenses generally include only those costs directly attributable to the operating segment. See note 2 above for more information.

(b)	Represents costs not assessed to an operating segment, as business unit (segment) management does not manage these costs. For a description of these other costs and business activities, see above.

•
WRD/GPD––The information provided in the table above for WRD and GPD was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided in the table above for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification and estimates. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

(c)	See note 4 below for an explanation of our Non-GAAP Adjusted financial measure.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

of, the overall adjusted income measure. As described in the “Financial Review––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer's 2016 Financial Report, which was filed as Exhibit 13 to Pfizer's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for first-quarter 2017 and 2016. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges), that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for first-quarter 2017 and 2016.

PFIZER INC. - REVENUES
FIRST-QUARTER 2017 and 2016 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2017	2016	% Change		2017	2016	% Change	2017	2016	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$12,779	$13,005	(2%)	(1%)	$6,637	$6,661	—	$6,142	$6,344	(3%)	(1%)
PFIZER INNOVATIVE HEALTH (IH)(b)	$7,415	$7,033	5%	6%	$4,493	$4,114	9%	$2,922	$2,919	—	2%
Internal Medicine	$2,377	$2,124	12%	12%	$1,770	$1,576	12%	$608	$548	11%	11%
Lyrica IH(c)	1,131	1,011	12%	12%	891	782	14%	240	228	5%	4%
Eliquis alliance revenues and direct sales	564	373	51%	52%	342	228	50%	223	145	54%	56%
Viagra IH(d)	249	300	(17%)	(17%)	242	292	(17%)	8	8	—	(5%)
Chantix/Champix	239	220	9%	9%	179	159	12%	61	61	(1%)	(1%)
Toviaz	63	64	—	—	24	26	(4%)	39	38	2%	3%
BMP2	62	51	21%	21%	62	51	21%	—	—	—	—
All other Internal Medicine	69	105	(35%)	(35%)	30	38	(21%)	39	68	(43%)	(42%)
Vaccines	$1,465	$1,570	(7%)	(6%)	$951	$1,041	(9%)	$515	$529	(3%)	(2%)
Prevnar 13/Prevenar 13	1,392	1,509	(8%)	(7%)	938	1,031	(9%)	454	478	(5%)	(4%)
All other Vaccines	73	62	18%	21%	12	10	23%	61	52	17%	21%
Oncology	$1,347	$1,001	35%	36%	$953	$668	43%	$394	333	18%	21%
Ibrance	679	429	58%	59%	608	422	44%	71	7	*	*
Sutent	250	278	(10%)	(9%)	85	102	(17%)	165	176	(6%)	(4%)
Xalkori	142	139	2%	4%	57	62	(8%)	85	77	10%	13%
Xtandi alliance revenues	131	—	*	*	131	—	*	—	—	—	—
Inlyta	85	101	(16%)	(15%)	30	44	(30%)	54	57	(6%)	(4%)
All other Oncology	61	55	10%	10%	41	38	6%	20	17	17%	17%
Inflammation & Immunology (I&I)	$871	$947	(8%)	(7%)	$234	$178	31%	$637	$769	(17%)	(16%)
Enbrel (Outside the U.S. and Canada)	588	733	(20%)	(18%)	—	—	—	588	733	(20%)	(18%)
Xeljanz	250	197	27%	27%	212	175	21%	38	22	76%	75%
Eucrisa	9	—	*	*	9	—	*	—	—	—	—
All other I&I	24	17	38%	36%	13	3	*	11	14	(25%)	(29%)
Rare Disease	$507	$568	(11%)	(9%)	$126	$183	(31%)	$381	$385	(1%)	1%
BeneFIX	149	185	(19%)	(18%)	59	80	(27%)	91	104	(13%)	(11%)
Refacto AF/Xyntha	130	129	1%	5%	26	32	(18%)	104	97	7%	12%
Genotropin	104	125	(17%)	(16%)	4	25	(83%)	99	100	—	1%
Somavert	56	55	3%	5%	20	19	7%	36	36	1%	4%
All other Rare Disease	67	75	(11%)	(10%)	17	27	(37%)	50	49	4%	5%
Consumer Healthcare	$848	$822	3%	3%	$460	$468	(2%)	$388	$355	9%	10%
PFIZER ESSENTIAL HEALTH (EH)(e)	$5,364	$5,972	(10%)	(9%)	$2,144	$2,547	(16%)	$3,220	$3,425	(6%)	(4%)
Legacy Established Products (LEP)(f)	$2,606	$2,800	(7%)	(5%)	$846	$1,008	(16%)	$1,760	$1,792	(2%)	—
Lipitor	404	411	(2%)	2%	30	42	(27%)	374	369	1%	5%
Norvasc	228	236	(3%)	—	10	9	6%	218	226	(4%)	(1%)
Premarin family	228	256	(11%)	(11%)	214	243	(12%)	14	14	—	(3%)
Relpax	82	78	6%	6%	62	54	15%	21	24	(15%)	(15%)
EpiPen	81	97	(16%)	(17%)	69	90	(23%)	12	7	77%	68%
Zithromax	79	80	(1%)	4%	1	2	(43%)	78	78	—	5%
Xalatan/Xalacom	77	89	(13%)	(15%)	5	6	(25%)	72	82	(13%)	(14%)
Zoloft	68	79	(14%)	(13%)	13	16	(19%)	55	63	(12%)	(11%)
Effexor	66	70	(5%)	(4%)	18	25	(27%)	48	45	7%	9%
Xanax	55	52	5%	6%	13	13	—	42	40	6%	7%
All other LEP	1,238	1,352	(8%)	(7%)	411	508	(19%)	827	844	(2%)	—
Sterile Injectable Pharmaceuticals (SIP)(g)	$1,552	$1,524	2%	3%	$925	$938	(1%)	$627	$586	7%	10%
Sulperazon	122	96	27%	34%	—	—	—	122	96	27%	34%
Medrol	120	113	6%	7%	82	76	8%	38	38	2%	4%
Tygacil	74	76	(2%)	(1%)	21	30	(29%)	53	46	17%	18%
Fragmin	71	78	(8%)	(6%)	4	8	(49%)	67	70	(4%)	(1%)
Precedex	64	69	(7%)	(9%)	38	46	(18%)	26	23	13%	8%
All other SIP	1,100	1,092	1%	2%	780	778	—	320	314	2%	5%
Peri-LOE Products(h)	$822	$1,090	(25%)	(23%)	$155	$234	(34%)	$668	$856	(22%)	(20%)
Celebrex	175	172	2%	2%	30	26	17%	144	146	(1%)	—
Lyrica EH(c)	141	218	(35%)	(32%)	—	—	—	141	218	(35%)	(32%)
Pristiq	116	178	(35%)	(36%)	74	143	(48%)	41	36	16%	10%
Vfend	107	156	(32%)	(30%)	5	10	(54%)	102	146	(30%)	(29%)
Viagra EH(d)	89	96	(7%)	(3%)	—	—	—	89	96	(7%)	(3%)
Zyvox	77	127	(39%)	(39%)	9	23	(59%)	68	104	(35%)	(34%)
Revatio	65	66	(3%)	(2%)	29	21	37%	36	45	(21%)	(20%)
All other Peri-LOE Products	53	76	(30%)	(28%)	7	11	(35)%	46	65	(29%)	(27%)
Biosimilars(i)	$105	$66	57%	62%	$17	$—	*	$88	$66	32%	36%
Inflectra/Remsima	78	36	*	*	17	—	*	61	36	69%	73%
All other Biosimilars	27	30	(12%)	(8%)	—	—	—	27	30	(12%)	(8%)
Pfizer CentreOne(j)	$182	$188	(3%)	(3%)	$137	$127	8%	$45	$61	(26%)	(26%)
Hospira Infusion Systems (HIS)(k)	$97	$304	(68%)	(68%)	$64	$240	(73%)	$33	$64	(49%)	(50%)
Total Lyrica(c)	$1,271	$1,229	3%	4%	$891	$782	14%	$380	$446	(15%)	(14%)
Total Viagra(d)	$339	$396	(14%)	(14%)	$242	$292	(17%)	$97	$104	(6%)	(3%)
Total Alliance revenues	$656	$360	82%	83%	$474	$233	*	$182	$127	43%	46%
See end of tables for notes. Revenues for first-quarter 2017 were unfavorably impacted by approximately $300 million as a result of one less selling day in the U.S. and two fewer selling days in international markets during first-quarter 2017, compared to first-quarter 2016.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FIRST-QUARTER 2017 and 2016 - (UNAUDITED)

	DEVELOPED EUROPE(l)				DEVELOPED REST OF WORLD(m)				EMERGING MARKETS(n)
	2017	2016	% Change		2017	2016	% Change		2017	2016	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,021	$2,346	(14%)	(10%)	$1,554	$1,516	3%	(1%)	$2,567	$2,482	3%	6%
PFIZER INNOVATIVE HEALTH (IH)(b)	$1,190	$1,304	(9%)	(4%)	$799	$743	8%	4%	$933	$872	7%	8%
Internal Medicine	$158	$134	18%	25%	$319	$300	6%	3%	$130	$114	15%	19%
Lyrica IH(c)	—	—	—	—	188	175	7%	4%	52	54	(4%)	4%
Eliquis alliance revenues and direct sales	124	79	56%	64%	61	44	40%	35%	37	22	73%	72%
Viagra IH(d)	—	—	—	—	8	8	—	(5%)	—	—	—	—
Chantix/Champix	19	20	(7%)	1%	32	31	4%	—	9	10	(7%)	(8%)
Toviaz	14	17	(17%)	(13%)	21	17	26%	22%	3	3	(16%)	(5%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
All other Internal Medicine	1	17	(92%)	(91%)	8	25	(69%)	(70%)	29	25	17%	19%
Vaccines	$191	$190	—	5%	$107	$105	2%	(2%)	$216	$234	(8%)	(8%)
Prevnar 13/Prevenar 13	139	144	(4%)	1%	106	104	2%	(1%)	210	229	(9%)	(9%)
All other Vaccines	52	46	15%	20%	1	2	(10%)	(14%)	7	4	51%	47%
Oncology	$187	$161	16%	21%	$76	$64	19%	14%	$131	$108	22%	26%
Ibrance	43	2	*	*	5	—	*	*	23	5	*	*
Sutent	75	87	(14%)	(9%)	29	26	14%	9%	60	62	(4%)	(2%)
Xalkori	40	37	6%	11%	13	13	(1%)	(5%)	32	27	21%	26%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	19	26	(28%)	(25%)	21	20	8%	5%	14	11	23%	30%
All other Oncology	9	8	9%	14%	8	6	40%	36%	2	2	(11%)	(15%)
Inflammation & Immunology (I&I)	$351	$486	(28%)	(24%)	$128	$121	6%	2%	$158	$162	(3%)	(2%)
Enbrel (Outside Canada)	348	482	(28%)	(24%)	95	98	(3%)	(6%)	145	153	(6%)	(5%)
Xeljanz	5	4	27%	29%	20	9	*	*	13	9	52%	59%
Eucrisa	—	—	—	—	—	—	—	—	—	—	—	—
All other I&I	(2)	—	*	*	13	14	(10%)	(13%)	—	—	—	—
Rare Disease	$208	$237	(12%)	(7%)	$94	$92	3%	(1%)	$78	$57	38%	40%
BeneFIX	48	61	(21%)	(17%)	27	32	(15%)	(18%)	15	11	38%	39%
Refacto AF/Xyntha	68	76	(10%)	(5%)	13	11	19%	13%	23	10	*	*
Genotropin	40	46	(12%)	(7%)	37	35	5%	2%	21	18	17%	18%
Somavert	29	29	—	4%	4	4	5%	1%	4	3	4%	8%
All other Rare Disease	23	25	(8%)	(4%)	13	10	29%	25%	14	13	6%	8%
Consumer Healthcare	$95	$96	(2%)	3%	$74	$60	24%	18%	$219	$199	10%	10%
PFIZER ESSENTIAL HEALTH (EH)(e)	$831	$1,042	(20%)	(16%)	$755	$773	(2%)	(6%)	$1,634	$1,610	1%	5%
Legacy Established Products (LEP)(f)	$373	$389	(4%)	—	$452	$446	2%	(2%)	$935	$957	(2%)	2%
Lipitor	42	46	(10%)	(7%)	53	56	(5%)	(8%)	279	267	4%	10%
Norvasc	17	17	(2%)	2%	50	54	(6%)	(9%)	151	156	(3%)	2%
Premarin family	1	1	(56%)	(48%)	7	6	14%	9%	6	7	(2%)	(6%)
Relpax	8	11	(29%)	(27%)	10	9	7%	3%	3	4	(30%)	(28%)
EpiPen	—	—	—	—	12	7	77%	68%	—	—	—	—
Zithromax	15	13	13%	17%	14	14	(2%)	(5%)	49	50	(3%)	5%
Xalatan/Xalacom	15	18	(18%)	(14%)	34	37	(9%)	(12%)	23	27	(14%)	(16%)
Zoloft	8	8	6%	10%	17	24	(30%)	(32%)	29	30	(3%)	1%
Effexor	15	14	3%	6%	15	9	58%	53%	18	21	(14%)	(8%)
Xanax	22	20	12%	16%	4	5	(12%)	(14%)	16	15	4%	4%
All other LEP	230	240	(4%)	—	236	224	5%	2%	360	380	(5%)	(2%)
Sterile Injectable Pharmaceuticals (SIP)(g)	$149	$159	(7%)	(1%)	$131	$130	1%	(3%)	$348	$297	17%	21%
Sulperazon	—	—	—	—	3	3	(13%)	(16%)	119	93	29%	35%
Medrol	12	13	(9%)	(3%)	6	5	10%	5%	21	20	6%	8%
Tygacil	17	15	16%	21%	2	1	12%	9%	35	30	18%	17%
Fragmin	35	41	(14%)	(7%)	20	17	14%	8%	12	12	6%	6%
Precedex	—	—	—	—	16	12	29%	25%	11	11	(4%)	(11%)
All other SIP	85	91	(7%)	(1%)	85	90	(6%)	(10%)	150	132	14%	19%
Peri-LOE Products(h)	$203	$378	(46%)	(43%)	$153	$167	(9%)	(12%)	$312	$311	—	3%
Celebrex	7	8	(17%)	(14%)	63	66	(4%)	(7%)	74	72	3%	7%
Lyrica EH(c)	117	190	(38%)	(35%)	—	—	—	—	23	28	(16%)	(17%)
Pristiq	6	5	2%	5%	16	17	(3%)	(8%)	19	13	47%	36%
Vfend	18	58	(70%)	(68%)	26	29	(11%)	(13%)	59	60	(1%)	3%
Viagra EH(d)	12	12	(4%)	2%	9	9	(4%)	(7%)	69	74	(7%)	(3%)
Zyvox	10	47	(80%)	(79%)	16	19	(18%)	(20%)	43	38	13%	15%
Revatio	21	30	(32%)	(29%)	7	8	(8%)	(11%)	8	7	11%	7%
All other Peri-LOE Products	14	26	(47%)	(45%)	15	19	(21%)	(23%)	16	19	(13%)	(4%)
Biosimilars(i)	$75	$59	28%	33%	$3	$1	*	98%	$9	$6	58%	56%
Inflectra/Remsima	54	33	63%	69%	3	1	*	*	4	2	*	97%
All other Biosimilars	21	26	(18%)	(14%)	—	1	(38%)	(40%)	5	4	32%	35%
Pfizer CentreOne(j)	$31	$42	(26%)	(26%)	$4	$8	(51%)	(52%)	$10	$11	(10%)	(9%)
Hospira Infusion Systems (HIS)(k)	$1	$15	(92%)	(92%)	$12	$21	(43%)	(46%)	$19	$28	(31%)	(31%)
Total Lyrica(c)	$117	$190	(38%)	(35%)	$188	$175	7%	4%	$75	$81	(8%)	(3%)
Total Viagra(d)	$12	$12	(4%)	2%	$17	$17	(2%)	(6%)	$69	$74	(7%)	(3%)
Total Alliance revenues	$116	$78	48%	56%	$66	$47	40%	35%	$(1)	$1	*	*
See end of tables for notes. Revenues for first-quarter 2017 were unfavorably impacted by approximately $300 million as a result of one less selling day in the U.S. and two fewer selling days in international markets during first-quarter 2017, compared to first-quarter 2016.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (l) to (n) below, respectively, and the product revenues from these regions are described on page 29.

(b)
The Pfizer Innovative Health business encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Consumer Healthcare and includes all legacy Medivation and Anacor commercial operations. Medivation's and Anacor's commercial operations are included in IH's operating results in our consolidated statements of income, commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, our first-quarter 2016 results of operations, and IH's operating results, do not include financial results from Medivation or Anacor. Through December 31, 2016, includes Duavive/Duavee and Viviant (recorded in All other Internal Medicine in 2016), which were transferred from Innovative Health to Essential Health effective January 1, 2017 (recorded in All other LEP (EH) beginning January 1, 2017), in order to align these products with our management of the women's health portfolio within EH.

(c)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica EH. All other Lyrica revenues are included in Lyrica IH. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica IH and Lyrica EH.

(d)
Viagra revenues from the U.S. and Canada are included in Viagra IH. All other Viagra revenues are included in Viagra EH. Total Viagra revenues represent the aggregate of worldwide revenues from Viagra IH and Viagra EH.

(e)
The Pfizer Essential Health business encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Hospira Infusion Systems (HIS) (through February 2, 2017), Biosimilars and Pfizer CentreOne and includes all legacy Hospira commercial operations. On February 3, 2017, we completed the sale of our global infusion therapy net assets, HIS. The operating results of HIS are included in EH's operating results through February 2, 2017, and, therefore, financial results for EH for the first quarter of 2017 reflect approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations, while financial results for EH for the first quarter of 2016 reflect three months of legacy HIS global operations.

(f)
Legacy Established Products primarily include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products). Effective January 1, 2017, All other LEP includes Duavive/Duavee and Viviant, which were transferred from Innovative Health (recorded in All other Internal Medicine (IH) in 2016), in order to align these products with our management of the women's health portfolio within EH. See note (b) above.

(g)	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).
(h)
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products include: Lyrica in Europe, Russia, Turkey, Israel and Central Asia; Viagra in all countries (excluding the U.S. and Canada); and worldwide revenues for Celebrex, Pristiq, Zyvox Vfend, Revatio and Inspra.

(i)
Biosimilars include Inflectra/Remsima (biosimilar infliximab) in the U.S. and certain international markets, Nivestim (biosimilar filgrastim) in certain European, Asian and Africa/Middle East markets and Retacrit (biosimilar epoetin zeta) in certain European and Africa/Middle East markets.

(j)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements, including with Zoetis Inc.

(k)
HIS (through February 2, 2017) includes Medication Management Systems products composed of infusion pumps and related software and services, as well as IV Infusion Products, including large volume IV solutions and their associated administration sets.

(l)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(m)	Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand.
(n)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Africa, Eastern Europe, Central Europe, the Middle East and Turkey.

*	Indicates calculation not meaningful or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.
We performed certain reclassifications, primarily within Pfizer CentreOne, to conform to the current period presentation.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of May 2, 2017. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, the benefits expected from our acquisitions of Hospira, Inc. (Hospira), Anacor Pharmaceuticals, Inc. (Anacor), Medivation, Inc. (Medivation) and AstraZeneca's small molecule anti-infectives business and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical and clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; and uncertainties regarding our ability to address the comments in complete response letters received by us with respect to certain of our drug applications to the satisfaction of the FDA;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with interim data, including the risk that final results of studies for which interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the interim data results and may not support further clinical development of the applicable product candidate or indication;

▪	the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪
risks related to our ability to develop and launch biosimilars, including risks associated with "at risk" launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party;

▪	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪
difficulties or delays in manufacturing, including possible legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, injunctions or voluntary recall of a product;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or formulary placement for our products;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented, and/or any significant additional taxes or fees that may be imposed on the pharmaceutical industry as part of any broad deficit-reduction effort;

▪
the impact of any U.S. healthcare reform or legislation, including any repeal, substantial modification or invalidation of any or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

▪
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; restrictions on direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪	legal defense costs, insurance expenses and settlement costs;

▪
the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪
interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates and the volatility following the United Kingdom (U.K.) referendum in which voters approved the exit from the EU;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals;

▪	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.'s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪	changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls, withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives and of the internal separation of our commercial operations into our current operating structure;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪	risks related to internal control over financial reporting; and

▪
risks and uncertainties related to our recent acquisitions of Hospira, Anacor, Medivation and AstraZeneca's small molecule anti-infectives business, including, among other things, the ability to realize the anticipated benefits of those acquisitions, including the possibility that expected cost savings related to the acquisition of Hospira and accretion related to the acquisitions of Hospira, Anacor and Medivation will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; significant transaction costs; and unknown liabilities.

We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.